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                                                                     EXHIBIT 4.3


                       BOBBY ALLISON WIRELESS CORPORATION
                         STOCK PURCHASE OPTION AGREEMENT

         THIS STOCK PURCHASE OPTION AGREEMENT (this "Agreement") is entered into as of this ___ day of November, 1999, by and between Bobby Allison Wireless Corporation, a Florida corporation (the "Company"), and ________________________ (the "Optionee").

         WHEREAS, the Board of Directors of the Company (the "Board") has granted the Optionee an option to purchase up to ______ shares of the Company's common stock, $.01 par value per share, which option shall not vest except and until the Optionee is required to satisfy that certain guaranty dated November __, 1999 of up to $________ of that certain promissory note from Colonial Bank to the Company in the aggregate amount of $1 million dated November __, 1999 ("Guaranty"); and

         WHEREAS, the Company and the Optionee desire to enter into a written agreement with respect to such option;

         NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows.

         1. GRANT OF PURCHASE OPTION. Subject to the terms, restrictions, limitations and conditions stated herein and contingent upon the satisfaction by the Optionee of any part or all of the Guaranty, the Company hereby evidences its grant to the Optionee of the right and option (the "Option") to purchase all or any part of the number of shares ("Shares") up to 50,000 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), but only such number of whole Shares as is equal to the number obtained from dividing the dollar amount of the Guaranty satisfied by the Optionee by the Exercise Price (as defined below). The Option shall expire and shall be of no further force and effect upon the earlier to occur of the following: (i) that date upon which the Guaranty expires with no obligation on the part of the Optionee or (ii) that date which is 120 days following the date upon which the Optionee has fully satisfied the Optionee's liability on the Guaranty.

         2. PURCHASE PRICE. The price per Share to be paid by the Optionee for the Shares subject to the Option shall be $10.00 per share ("Exercise Price") which price shall be deemed paid by the Optionee's satisfaction of all or part of the Guaranty as provided in Section 1 above and the delivery of the Release (as defined in Section 4 below).

         3. VESTING AND EXERCISABILITY. The Option vests and becomes fully exercisable immediately upon the satisfaction of any part or all of the Guaranty by the Optionee but only to such extent of the satisfaction of the Guaranty as provided in Section 1 hereof.

         4. NOTICE OF EXERCISE OF OPTION. The Option may be exercised by the Optionee, or by the Optionee's administrators, executors or legal representatives, by a written notice (in substantially the form of the Notice of Exercise attached hereto as Schedule A) signed by the Optionee, or by such administrators, executors or legal representatives, and delivered or mailed to the Company as specified in Section 7 hereof to the attention of the President or such other officer as the Company may designate. Any such notice shall (a) specify the number of the Shares ("Exercise Shares") of Common Stock which the Optionee or the Optionee's administrators, executors or legal



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representatives, as the case may be, then elects to purchase hereunder and (b)
be accompanied by a release ("Release") of any claim by the Optionee of debt owed by the Company to the Optionee arising from the Guaranty in an amount equal to the number of Exercise Shares multiplied by $10.00/share. Upon receipt of any such Notice of Exercise and Release, and subject to the terms hereof, the Company agrees to issue to the Optionee or the Optionee's administrators, executors or legal representatives, as the case may be, stock certificates for the Exercise Shares specified in such Notice of Exercise registered in the name of the person exercising the Option.

         5.       ANTIDILUTION.

                  (a) In the event that the outstanding shares of Common Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of merger, consolidation, reorganization, recapitalization, reclassification, combination or exchange of shares, stock split or stock dividend, or in the event that any spin-off, split-up, split-off, or other distribution of assets which materially affects the fair market value of the Common Stock, the rights of the Optionee concerning the Shares (number of shares of Common Stock, kind of security if other than Common Stock and the Exercise Price) under the Option shall be adjusted proportionately by the Board.

                  (b) If the Company shall be a party to any reorganization in which it does not survive, involving merger, consolidation, or acquisition of the stock or substantially all the assets of the Company, the Board, in its discretion, may:

                           (i) notwithstanding other provisions hereof, declare
                  that the Option granted herein shall become exercisable immediately notwithstanding the provisions of this Agreement regarding vesting and exercisability and that the Option shall terminate 30 days after the Board gives written notice of the immediate right to exercise the Option and of the decision to terminate the Option not exercised within such 30-day period; and/or

                           (ii) notify the Optionee that the Option shall be
                  assumed by the successor corporation or substituted on an equitable basis with option issued by such successor corporation.

                  (c) If the Company is to be liquidated or dissolved or otherwise ceases to exist in connection with a reorganization described in
Section 5(b), the provisions of such section shall apply. In all other instances, the adoption of a plan of dissolution or liquidation of the Company shall, notwithstanding other provisions hereof, cause the Option to terminate to the extent not exercised prior to the adoption of the plan of dissolution or liquidation by the shareholders; PROVIDED THAT, notwithstanding other provisions hereof, the Board may declare the Option to be exercisable at any time on or before the fifth business day following such adoption notwithstanding the provisions of this Agreement regarding exercisability.

                  (d) The adjustments described in paragraphs (a) through (c) of this Section 5, and


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the manner of their application, shall be determined by the Board, and any such adjustment may provide for the elimination of fractional share interests. The adjustments required under this Section 5 shall apply to any successors of the Company and shall be made regardless of the number or type of successive events requiring such adjustments.

         6. COMPLIANCE WITH REGULATORY MATTERS. The Optionee acknowledges that the issuance of capital stock of the Company is subject to limitations imposed by federal and state law, and the Optionee hereby agrees that the Company shall not be obligated to issue any Shares upon exercise of the Option that would cause the Company to violate any law or any rule, regulation, order or consent decree of any regulatory authority (including without limitation the Securities and Exchange Commission) having jurisdiction over the affairs of the Company. The Optionee shall provide the Company with such information and representation as is reasonably requested by the Company or its counsel to determine whether the issuance of the Exercise Shares complies with the provisions described by this Section 6, including, without limitation, a representation that the Optionee shall not sell or otherwise dispose of the Exercise Shares in the absence of (i) registration of the Exercise Shares under applicable federal and state securities laws, (ii) the sale of Exercise Shares pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended or (iii) pursuant to an exemption from such registration.

         7. MISCELLANEOUS.

                  (a) This Agreement shall be binding upon the parties hereto and their representatives, successors and assigns. Neither the Option nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Company without the prior written consent of the Optionee which consent shall not be unreasonably withheld, conditioned or delayed and any assignment in violation hereof shall be void. The Optionee, however, may assign any or all of his, her or its rights and obligations hereunder to any person, provided that such transfer (i) is made in accordance with the federal and state securities laws and (ii) such person agrees in writing to be bound by the terms of the Agreement.

                  (b) This Agreement is executed and delivered in, and shall be governed by the laws of, the State of Florida.

                  (c) Any requests or notices to be given hereunder shall be deemed given, and any elections or exercises to be made or accomplished shall be deemed made or accomplished, upon actual delivery thereof to the designated recipient, or three days after deposit thereof in the United States mail, certified or registered, return receipt requested and postage prepaid, addressed, if to the Optionee, at the address set forth below and, if to the Company, to the executive offices of the Company at 2055 Lake Avenue, S.E., Suite A, Largo, Florida 33771.

                  (d) This Agreement may not be modified except in writing executed by each of the parties hereto.



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         IN WITNESS WHEREOF, the Board has caused this Stock Purchase Option
Agreement to be executed on behalf of the Company and the Company's seal to be affixed hereto and attested by the Secretary of the Company, and the Optionee has executed this Stock Option Agreement under seal, all as of the day and year first above written.

                                    COMPANY:
                                    BOBBY ALLISON WIRELESS CORPORATION

Attest:

                                    By:
------------------------------         ----------------------------------
Secretary                           Name:  Robert L. McGinnis
[SEAL]                              Title: Chairman, Board of Directors

                                    OPTIONEE:



                                    By:
                                       ----------------------------------
                                    Name:
                                    Title:
                                    Address:































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                                   SCHEDULE A
                   TO STOCK PURCHASE OPTION AGREEMENT BETWEEN
                     BOBBY ALLISON WIRELESS CORPORATION AND

                       -----------------------------------

                            Dated: _______ __, _____

                               NOTICE OF EXERCISE

                  The undersigned hereby notifies Bobby Allison Wireless Corporation (the "Company") of this election to exercise the undersigned's stock purchase option to purchase_____________ shares of the Company's common stock, par value $.01 per share, pursuant to the Stock Purchase Option Agreement between the undersigned and the Company dated November __, 1999. Accompanying this Notice of Exercise is a release of liability addressed to the Company releasing the Company of any and all debt of the Company to the Optionee arising from satisfaction of the Guaranty by the Optionee which release is in the amount of $________________.

                  IN WITNESS WHEREOF, the undersigned has set his hand and seal, this __ day of ________________, ______.


                                      OPTIONEE [OR OPTIONEE'S ADMINISTRATOR,
                                      EXECUTOR OR LEGAL REPRESENTATIVE]


                                      --------------------------------------
                                      Name:
                                      Capacity (if other than Optionee):